EXHIBIT 19.1

INSIDER TRADING POLICY	Board Approved: October 26, 2017 Current Ratification: May 28, 2025 Last Revised: May 2025 Accountability: Nominating & Governance Committee

This Insider Trading Policy (this “Policy”) describes the standards of CoastalSouth Bancshares, Inc. and its subsidiaries, including Coastal States Bank and Coastal States Mortgage, Inc. (collectively, the “Company”) with respect to trading, and causing the trading of, the Company’s securities or securities of certain other traded companies while in possession of confidential information.

This Policy applies – either in whole or in part - to the Company’s directors, board observers, officers, employees, consultants and independent contractors, spouses and immediate family members sharing the same household as any of the foregoing, and any entities or trusts beneficially controlled by any of the foregoing (“covered entities”). Any questions related to this Policy should be directed to the Company’s Chief Executive Officer (or his or her designee).

I.
PURPOSE

Federal and state securities laws prohibit insider trading. Insider trading occurs when a person uses material non-public information obtained through involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide that information to others outside the Company. The prohibitions against insider trading apply to trades, tips and recommendations by virtually any person, including all persons associated with the Company, if the information involved is “material” and “non-public.”

Penalties for trading on or communicating material non-public information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. In addition to legal penalties, employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause.

II.
DEFINITIONS
A.
Covered Persons and Designated Persons.
i.
Covered Persons.

Covered Persons for purposes of this Policy are those persons in possession of material non- public information and include the Company’s directors, board observers, officers, employees, consultants and independent contractors, spouses and immediate family members sharing the same household as any of the foregoing, and any entities or trusts beneficially controlled by any of the foregoing. The definition of a Covered Person is transaction specific; that is, an individual is a Covered Person with respect to each material non-public item of which he or she may be aware.

ii.
Designated Persons.

Designated Persons for purposes of this Policy are the Company’s directors, certain officers and designated employees and their family members and covered entities who have access to – or who may be deemed to have access to - material non-public information about the Company. In addition to the trading restrictions set forth below for Covered Persons, Designated Persons are subject to additional restrictions and requirements, whether or not they actually have knowledge of material non-public information. The Designated Persons who are subject to these additional restrictions and requirements are listed on the attached Appendix A.

B.
Material Non-Public Information.
i.
Material Information.

Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Any information that could reasonably be expected to affect a company's stock price, whether it is positive or negative, should be considered material. Examples of material information include:

•
The Company’s financial or operating results, whether for a completed period or relating to expectations for future periods;
•
Earnings estimates or guidance, or changes in (or later confirmations of) previously released earnings estimates or guidance;
•
Earnings that are inconsistent with the consensus expectations of the investment community;
•
A pending or proposed merger, acquisition, tender offer or acquisition or disposition of significant assets;
•
A material impairment or change in the value of the Company’s assets;
•
A material change in the Company’s non-performing assets, loan loss provision or allowance for loan loss reserves;
•
Debt or financing transactions out of the ordinary course and any default on outstanding debt, impending bankruptcy or the existence of liquidity problems;
•
Development of a significant new product or service;
•
A gain or loss or, or change or other development with, a significant customer, borrower or credit relationship;
•
Termination of, or amendments or modifications to, any existing material or significant contracts, or entering into any new material or significant contracts,

including, without limitation, marketing, licensing, joint venture or similar agreements;

•
Actual or threatened major litigation, or the resolution of such litigation;
•
Any significant cybersecurity incidents, including vulnerabilities or data breaches;
•
Significant regulatory or legislative developments affecting the Company;
•
Any violation or possible violation of material laws or regulations applicable to the Company;
•
Significant accounting developments;
•
A conclusion by the Company or a notification from its independent auditor that any of the Company’s previously issued financial statements or an auditor’s report regarding such financial statements should no longer be relied upon, or that a restatement will be needed;
•
A conclusion by the Company or its management or independent auditor that there exists, or may exist, deficiencies (such as a material weakness or significant deficiency) in the Company’s controls and related functions, including, without limitation, its internal controls or disclosure controls and procedures;
•
A change in or significant dispute with the Company’s independent auditor;
•
A change in or other significant development regarding senior management or the board of directors;
•
A change in dividend policy;
•
The establishment of a program to repurchase securities of the Company, or any amendment or a successor programs thereto;
•
The declaration of a stock split;
•
An offering of additional securities
•
Actual or prospective significant changes in capital, including as a result of deterioration in material loans or overall credit quality; and
•
Actual or prospective significant changes in liquidity, positive or negative, including as a result of changes in deposits or deposit pricing, financing arrangements, or creditworthiness.

This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information. The SEC takes a broad view as to what information is considered material, and questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. If you have any questions as to whether certain information is material, please contact the Chief Executive Officer.

ii.
Non-Public Information.

Essentially, information is “non-public” if it has not been made available to the general public. To be public, the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given a reasonable opportunity to react to the information. Even after public disclosure of information about the Company, a person possessing such information must wait until the close of business on the 2nd full trading day after the information was publicly disclosed before he or she can treat the information as public.

Non-public information may include information available to a select group of analysts or brokers or institutional investors and information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.

III.
STATEMENT OF POLICY
A.
Unauthorized Disclosures.

Non-public information related to the Company is the property of the Company, and the unauthorized disclosure of such information is forbidden. No director, officer or other employee of the Company should disclose non-public information to anyone, except other personnel of the Company who need to know the information to perform their duties.

You should treat all information that you receive about the Company or its relationships with third parties as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risks of investigation and litigation. All external communications about the Company must be made through designated spokespersons authorized to speak for the Company.

Please note that it is inappropriate for any unauthorized person to disclose Company information electronically, including on the Internet or in investment-oriented forums (chat rooms) where companies and their prospects are discussed. The posts in these forums are often made by persons who may be poorly informed or, in some cases, malicious or manipulative and who intend to benefit their own stock positions. Accordingly, no director, officer, other employee or other party related to the Company may discuss the Company or Company-related information in such a forum regardless of the situation. Posts in these forums can result in the disclosure of material non-public information and may bring significant legal and financial risk to the Company and are therefore prohibited. You should also not disclose any information about the Company on social media platforms, such as Facebook and Twitter.

B.
Transactions While in Possession of Material Non-Public Information.

No Covered Person may:

i.
purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of material non-public information about the Company; or
ii.
purchase or sell any security of any other company, whether or not issued by the Company, while in possession of material non-public information about that company that was obtained in the course of his or her involvement with the Company.

It is also the policy of the Company that the Company will not engage in transactions in Company securities while aware of material nonpublic information relating to the Company or Company securities.

C.
Tipping.

No Covered Person shall disclose or recommend (“tip”) material, non-public information to any other person (including family members) where such information may be used by such person for profit by trading in the Company’s securities (or the securities of any other entity).

The concept of unlawful tipping including passing on such information to friends, family members, or acquaintances under circumstances that suggest you were trying to help them make a profit or avoid a loss. No Covered Person shall make recommendations, or express opinions, about trading in the Company’s securities on the basis of material, non-public information.

D.
Other Prohibited Transactions.

Additionally, directors, offers, and employees of the Company are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Company’s Chief Executive Officer (or his or her designee):

i.
Short-term trading. Any director, officer or employee who purchases Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase (or vice versa);
ii.
Short sales. Directors, officers, and employees may not sell the Company’s securities short (i.e., a sale of a security that the seller does not own);
iii.
Publicly-traded options. Directors, officers, and employees may not buy or sell put options, call options, or other derivative securities on the Company’s securities;
iv.
Trading on margin or pledging. Directors, officers, and employees may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
v.
Hedging. Directors, officers, and employees may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.
E.
Permitted Transactions.

The trading restrictions of this Policy do not apply to the following types of transactions:

i.
401(k) Plan. This Policy does not apply to purchases of Company securities in the Company’s 401(k) plan resulting from a Covered Person’s periodic contribution of money to the plan pursuant to his or her payroll deduction election;
ii.
Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements;

iii.
Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a Covered Person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock;
iv.
Employee Stock Purchase Plan. This Policy does not apply to purchases of Company securities in any employee stock purchase or similar plan resulting from a Covered Person’s periodic contribution of money to the plan pursuant to the election such person made at the time of his or her enrollment in the plan. This Policy also does not apply to purchases of Company Securities resulting from lump sum contributions to the plan, provided that a Covered Person elected to participate by lump sum payment at the beginning of the applicable enrollment period;
v.
Dividend Reinvestment Plan. This Policy does not apply to purchases of Company Securities under any dividend reinvestment or similar plan the Company may adopt resulting from a Covered Person’s reinvestment of dividends paid on Company Securities;
vi.
Transactions made pursuant to a Rule 10b5-1 Plan. Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”) provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet certain requirements. This Policy does not apply to transactions involving Company securities that are made pursuant to a pre-approved Rule 10b5-1 Plan. In general, a Rule 10b5-1 Plan must be entered into (or amended or terminated) at a time when the Covered Person is not aware of material nonpublic information and may not be entered into (or amended or terminated) during a blackout period. Once the plan is adopted, the Covered Person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The Rule 10b5-1 Plan must include such provisions as may be required by Rule 10b5-1 (including, without limitation, applicable waiting or “cooling-off” periods). Notwithstanding anything to the contrary and any conflicting provisions (or lack thereof), this Policy will automatically be interpreted at all times to be consistent and require compliance with all requirements under Rule 10b5-1 and related laws, rules and regulations adopted by the SEC regarding “insider trading”. Any Rule 10b5-1 Plan (or any amendment or termination thereof) must be submitted for approval one (1) month prior to the entry into (or amendment or termination of) the Rule 10b5-1 Plan and must receive the approval of the Company’s Chief Executive Officer (or his or her designee). No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

IV.
ADDITIONAL POLICIES APPLICABLE TO DESIGNATED PERSONS.

In addition to the trading restrictions set forth above, Designated Persons are subject to the following restrictions and requirements. The restrictions on trading during blackout periods and the requirement to pre-clear transactions do not apply, however, to the Permitted Transactions set forth above.

A.
Blackout Periods.

Designated Persons are prohibited from trading in the Company’s securities during any blackout period.

i.
Blackout Periods – Quarterly Financials. Quarterly blackout periods begin at the close of the market three (3) weeks before the end of each fiscal quarter and end at the close of business on the second trading day following the date the Company’s quarterly earnings are released. Therefore, the trading windows during which Designated Persons may trade in the Company’s securities, subject to the other requirements and restrictions of this Policy, begin two full trading days after the release of the Company’s quarterly earnings and end three (3) weeks prior to the end of the next fiscal quarter.
ii.
Blackout Periods – Material Transactions. From time to time, other types of material non-public information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may require the Company to impose special blackout periods during which directors, officers and other specified persons are prohibited from trading in the Company’s securities.
iii.
Blackout Periods - Pension Fund Blackouts. Directors and officers are prohibited from trading in the Company’s securities during what is known as a “pension fund blackout period.” A pension fund blackout period exists whenever 50% or more of the Company’s “individual account plan” participants are unable to conduct transactions in their accounts for more than three consecutive business days. An individual account plan is a defined contribution retirement plan, such as a 401(k) plan, that provides for an individual account for each participant and in which benefits are based solely on the amounts contributed to each account and related earnings and losses. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager. Directors and officers will be contacted when these or other restricted trading periods are instituted.
B.
Pre-clearance of Securities Transactions.

Because Designated Persons are likely to obtain material non-public information on a regular basis, the Company requires all Designated Persons to refrain from trading, even during a trading window, without first pre-clearing all transactions in the Company’s securities. No Designated Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge or loan of) any Company security at any time without first obtaining prior approval from the Company’s Chief Executive Officer (or his or her designee). These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

The Company’s Chief Executive Officer (or his or her designee) shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.

V.
COMPANY ASSISTANCE

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Company’s Chief Executive Officer. Do not try to resolve uncertainties on your own because the rules relating to insider trading are often complex, not always intuitive and carry severe consequences.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of non-public information.

(Signature)
(Please print name)
Date:

APPENDIX A

DESIGNATED PERSONS

1.
Any member of the Board of Directors of CoastalSouth Bancshares, Inc. (“COSO”) or Coastal States Bank;
2.
Any appointed Board observer of COSO or Coastal States Bank;
3.
Any officer of COSO or Coastal States Bank with a title of Executive Vice President or above;
4.
Any member of the Coastal States Bank executive management committee;
5.
Any officer designated as a named executive pursuant to Reg. O;
6.
Any employee in the Finance and Accounting Department or any other employee involved in the preparation of quarterly and annual financial statements or related reporting;
7.
Any employee in the Credit Department or Legal Department, or any other employee involved in negotiations and/or due-diligence related to any mergers, acquisitions, or related dispositions;
8.
Any other employee identified and notified of being a Designated Person from time-to- time as determined by the Board of Directors of COSO or Coastal States Bank, or any committee thereof, or the Chief Executive Officer (or his or her designee);
9.
Any spouse or immediate family member sharing a household with any individual in the categories set forth above; and
10.
Any entity that any individual in the categories set forth above influence or control (including any corporations, partnerships or trusts).